Exhibit 99.1

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Announces Special Dividend and Share Repurchases

for Remaining U.S. Forestlands Sale Proceeds

RICHMOND, Va., January 27, 2014—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, today announced that its Board of Directors has approved the final form of shareholder returns for the remaining $569 million of proceeds from the company’s sale of all of its U.S. forestlands to Plum Creek Timber Company, Inc., which was completed on December 6, 2013. The Board approved the following:

•	Approximately $175 million ($1.00 per share) in the form of a special dividend to be paid with the March regular quarterly dividend declared today (see separate release).

•	$394 million of share repurchases that the company expects will be comprised of $300 million under an accelerated share repurchase agreement, and $94 million pursuant to open market repurchases, which are both expected to be largely completed by the end of the second quarter of 2014.

Combined with the company’s previous open market repurchase of approximately 3.75 million shares for $131 million ($34.93 per share), total returns to shareholders from the forestland asset sale are expected to be $700 million.

“The sale of the U.S. forestland assets to Plum Creek represents yet another milestone in maximizing value for shareholders with a timely and creative transaction,” said John A. Luke, Jr., chairman and chief executive officer, MWV. “Not only are we returning substantial value to shareholders, but we also anticipate further upside for shareholders as we continue to execute the development strategies we have in place on the company’s remaining highest value acreage in the Charleston area.”

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to maximize the value of its development land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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